Exhibit 99.1

PRESS RELEASE

February 10, 2004

Monterey Pasta Company

1528 Moffett Street, Salinas, California 93905

831/753-6262

CONTACTS:	Jim Williams, Chief Executive Officer, Ext. 118 (jimw@montereypasta.com)
Scott Wheeler, Chief Financial Officer, Ext. 141 (scottw@montereypasta.com)

For Immediate Release

MONTEREY PASTA REPORTS SEVENTH CONSECUTIVE PROFITABLE YEAR

• Fiscal Year Sales decline 2% Compared with 2002
• Reports 4th Quarter loss of $0.01 per share

SALINAS, CA (February 10, 2004) — Monterey Pasta Company (NASDAQ: PSTA) today reported net loss for the quarter ended December 28, 2003 of $109,000, or $0.01 per share, on net revenues of $14,227,000 based on 14.2 million primary and 14.4 million diluted shares outstanding. This compares with a net income of $860,000 for the quarter ended December 29, 2002 which resulted in earnings of $0.06 per share, based on 14.2 million primary and 14.5 million diluted shares outstanding.

For the twelve months ended December 28, 2003, the Company reported net revenues of $60,490,000, yielding net income of $1,034,000 and earnings of $0.07 per share on 14.2 million primary shares outstanding, and $0.07 per share on 14.4 million diluted shares outstanding. This compares with net revenues for the twelve months ended December 29, 2002, of $61,679,000, with net income of $9,491,000, or earnings of $0.68 per share on 14.0 million primary and $0.65 per share on 14.7 million diluted shares outstanding.  The 2002 net income results include a one-time reversal of a deferred tax valuation account in the amount of $5.2 million.

Commenting on the results, Jim Williams, Chief Executive Officer and President, said, “We are pleased to report our seventh consecutive profitable year, in spite of the many challenges we faced in 2003.  Sales declined 2.0% for the year due mostly to a 24% volume loss with our largest customer.  This volume loss was caused by the customer’s broad-reaching SKU reduction in 2003.  The SKU count with this customer appears to have stabilized at this point and we have gained several new placements over the last two months.”

Williams continued, “Sales in most other sectors of our business increased for the year. While sales to our second largest club account were down 3% for the year, in the 4th Quarter, sales to this account grew 34%.  In the retail supermarket segment, sales were up 25% for the year resulting from the relaunch of our branded line, the introduction of our CarbSmart low carbohydrate brand in the 4th Quarter, the continued success of Emerald Valley Kitchens (our organic line acquired in September 2002), and a 38% growth in sales with our third largest customer.”

** More **

Williams addressed the outlook for 2004 with these comments, “We are optimistic for 2004 as we continue to build momentum from the major strategic initiatives launched in 2003.  These include:

•                  Introduction of our low-carbohydrate CarbSmart brand that is showing positive results in both retail and club channels;

•                  The complete restage of our branded retail line which has already succeeded in gaining distribution in over 650 additional stores;

•                  Our entry into quick-prep refrigerated foods, including items such as Seafood Lasagna, Stuffed Manicotti and Chicken Cannelloni; and

•                  The introduction of our convenient gourmet “meal kits.” Our first item in this line, Thai Stuffed Dumplings with Peanut Sauce, has been very well received.

Williams summarizes, “With the success of these initiatives, a return to growth with our largest customer, and the CIBO Naturals acquisition, we believe we are positioned to achieve solid growth in both volume and margins in 2004.”

Founded as a regional brand, Monterey Pasta now has national distribution in over 9,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.  Monterey Pasta manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) CA, and its 19,000 square foot organic food production facility in Eugene, Oregon.

This press release contains forward-looking statements regarding the marketing and sales of the Company’s products that involve a number of uncertainties and risks that could cause actual results to differ materially from those discussed in the forward-looking statements.  Risks that could cause actual results to differ materially from those discussed in the forward-looking statements include risks associated with the integrations of CIBO Naturals’ operations, processes, and products, risks associated with any reduction of sales to two major customers currently comprising a majority of total revenues, risks associated with the Company’s ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, risks associated with timely and cost-effective introduction of new products in the coming months, risks associated with accomplishing the anticipated results of the recently-completed plant expansion program, retention of key personnel and retention of key management, the risks inherent in food production, and intense competition in the market in which the Company competes.  Future sales projections are based in part on the assumption that the Company will retain the current level of business in existing retail and club stores, and will continue to add new stores and new items in existing stores.  The Company undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.  For additional information regarding the specific risks mentioned and other risks, please read the Company’s Annual Report on Form 10-K, for the year ended December 29, 2002, Reports of Material Event on Form 8-K filed February 26, 2003, May 8, 2003, July 29, 2003, October 31, 2003 and February 5, 2004 its Quarterly Reports for First, Second and Third Quarters of 2003 on Form 10-Q filed on May 9, 2003, August 7, 2003,  and November 6, 2003 respectively, and its Proxy Statement filed June 13, 2003.

MONTEREY PASTA COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(000’s $ except earnings per share numbers and share totals)

	Fourth Quarter Ended		Year Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002

Net revenues	$14,227	$15,254	$60,490	$61,679
Cost of sales	10,178	10,181	41,921	39,417

Gross profit	4,049	5,073	18,569	22,262
Selling, general and administrative expenses	4,262	3,941	17,161	15,654
Operating income (Loss)	(213)	1,132	1,408	6,608

Gain (loss) on disposition of assets	—	—	—	(68)

Other income (expense), net	(2)	—	(1)	3

Interest income (expense), net	12	19	71	110

Income (Loss) before provision for income tax benefit (expense)	(203)	1,151	1,478	6,653
Provision for income tax benefit (expense)	94	(291)	(444)	2,838

Net income (Loss)	$(109)	$860	$1,034	$9,491

Basic income (loss) per share	$(0.01)	$0.06	$0.07	$0.68

Diluted income (Loss) per share	$(0.01)	$0.06	$0.07	$0.65

Primary shares outstanding	14,213,682	14,152,787	14,206,627	14,039,902

Diluted shares outstanding	14,402,841	14,519,325	14,414,931	14,664,762